As filed with the Securities and Exchange Commission on September 20, 2007.

Registration No. 333-135262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE
 SECURITIES ACT OF 1933

AMERICA FIRST APARTMENT INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	47-0858301
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

1004 Farnam Street, Suite 100 Omaha, Nebraska	68102
(Address of Principal Executive Offices)	(Zip Code)

AMERICA FIRST APARTMENT INVESTORS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full titles of the plans)

Copy to:

Michael F. Streicker
Sentinel White Plains LLC
(as successor by merger to
America First Apartment Investors, Inc.)
c/o Sentinel Real Estate Corp.
1251 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 408-5023

 (Name, address and telephone number, including area code, of agent for service)
Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6859

Explanatory Note: Deregistration of Securities

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S–8 (Registration No. 333-135262) (the “Registration Statement”) of America First Apartment Investors, Inc. (the “Company”) pertaining to 50,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on June 23, 2006.  On June 22, 2007, Sentinel Omaha LLC, a Delaware limited liability company (“Parent”), Sentinel White Plains LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subsidiary”), and the Company entered into an Agreement and Plan of Merger, pursuant to which the Company merged with and into Subsidiary (the “Merger”), with Subsidiary surviving the Merger.  The Merger became effective on September 18, 2007 upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Maryland.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sentinel White Plains LLC has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of September, 2007.

SENTINEL WHITE PLAINS LLC
(as successor by merger to
America First Apartment Investors, Inc.)

By: SENTOMA, LLC, its Manager

By:       /s/ Michael F. Streicker
Name:  Michael F. Streicker
Title:    Vice President